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            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                            ORTEC INTERNATIONAL INC.


It is hereby certified that:

    1. The name of the Corporation (hereinafter called the 'Corporation') is Ortec International Inc.

    2. The certificate of incorporation of the Corporation as previously amended and restated is hereby further amended, by action of the Board of Directors as permitted by the provisions of Article ELEVENTH, by adding a new Article TWELFTH.

   TWELFTH: there shall be a reverse stock split of the Corporation's outstanding shares of common stock effective 5 P.M. on June 24, 2003, Eastern Daylight Savings Time, at a ratio of one share for each ten shares previously outstanding and that if as a result of such reverse stock split any holder of shares of common stock is entitled to receive a fraction of a share of common stock, such shareholder shall receive one whole share of common stock instead of such fractional share.

    3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on June 4, 2003


                                   /s/ Ron Lipstein
                                   ----------------------------
                                   Name:  Ron Lipstein
                                   Title: Secretary




                                                    State of Delaware
                                                    Secretary of State
                                                 Division of Corporations
                                              Delivered 02:48 PM 06/10/2003
                                                FILED 02:43 PM 06/10/2003
                                               SRV 030382376 - 2257093 FILE